Exhibit 99.1

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On March 6, 2006, Public Storage, Inc. ("Public Storage") entered into an Agreement and Plan of Merger, by and among Shurgard Storage Centers, Inc. ("Shurgard"), Public Storage, and a subsidiary of Public Storage. The merger was completed on August 22, 2006. Under the terms of the merger agreement, each outstanding share of common stock of Shurgard was exchanged for 0.82 shares of Public Storage common stock, and each outstanding Shurgard stock option was converted into 0.82 options exercisable for shares of Public Storage common stock.

     The unaudited pro forma condensed consolidated financial statements were prepared to reflect this transaction. The merger is accounted for using the purchase method as prescribed by Statement of Financial Accounting Standards No. 141, "Business Combinations," with intangible assets, if any, to be recorded in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The allocation of the purchase price reflected in the pro forma condensed consolidated balance sheet is preliminary and is subject to change. We can give no assurance that when the audit with respect to such allocation of purchase price is completed the financial information will not change or that any change will not be material.

     The unaudited pro forma condensed consolidated balance sheet at June 30, 2006 has been prepared to reflect the merger, as if the merger occurred on June 30, 2006. The unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2005 and the six months ended June 30, 2006 have been prepared assuming the merger occurred on January 1, 2005. The adjustments made to the pro forma condensed consolidated balance sheet have been made to reflect the allocation of the purchase price and other costs of the merger to the tangible and intangible assets acquired. The adjustments made to the pro forma condensed consolidated statements of income have been made to reflect the estimated impact on income allocated to minority interest, income allocated to preferred shareholders, and interest expense as a result of financing the merger, the impact of eliminating certain duplicate administrative costs that will be eliminated as a result of the merger, the impact on depreciation and amortization expense of increasing the carrying values of the real estate assets and intangible assets acquired, the impact of reduced interest income reflecting the utilization of cash on hand to fund the merger, as well as to reclassify certain items in Shurgard's historical balances in order to conform to Public Storage's presentation.

     The pro forma adjustments are based on available information and on certain assumptions as set forth in the notes to the pro forma consolidated financial statements that we believe are reasonable in the circumstances. The pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of Public Storage, which are included in its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission (the "Commission"), and those of Shurgard, which are included on its financial statements for the year ended December 31, 2005 on its Form 8-K dated May 23, 2006 as well as its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. You can find these reports at the Commission's website at http://www.sec.gov.

     The following pro forma condensed consolidated financial statements do not purport to represent what Public Storage's results of operations would actually have been if the merger had in fact occurred as of January 1, 2005 or to project Public Storage's results of operations for any future date or period.

     As a result of the merger, Public Storage believes that there will be certain cost efficiencies due to the economies of scale of having a larger number of facilities in certain markets after the merger is consummated. Public Storage expects such cost efficiencies in telephone directory advertising, property insurance, and payroll cost with respect to supervisory personnel. In addition, some of Shurgard's facilities will be subject to property tax reappraisal resulting in increases to property tax expense. Public Storage is evaluating the potential cost savings and increase in property taxes; however, it is not able to quantify the amount of such savings or costs at this time.
Accordingly, no adjustments have been made to the pro forma condensed consolidated statement of income to reflect expected cost savings or increases to property taxes.

                              PUBLIC STORAGE, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 2006
                                   (Unaudited)

                                                                         Pro Forma Adjustments
                                                             --------------------------------------------
                                                                Stock                  Merger
                                                               Option        ----------------------------   Public Storage
                               Public Storage     Shurgard    Exercises        Purchase       Valuation      Post-Merger
                               --------------  -------------- ------------   ------------- --------------    --------------
                                (Historical)   (Historical)    (Note 1)        (Note 3)       (Note 4)       (Pro Forma)

ASSETS

Cash and cash equivalents        $    983,630   $     40,938     $74,426     $  (886,396)  $          -      $   212,598
Operating real estate
   facilities, net of
   accumulated depreciation         4,552,766      2,797,425           -               -      2,273,950        9,624,141
Construction in process                19,695         77,396           -               -              -           97,091
Properties held for sale                    -          3,893           -               -              -            3,893
Restricted cash                             -          3,236           -               -              -            3,236
Investment in real estate
   entities                           303,884              -           -               -              -          303,884
Goodwill                              174,634         27,440                           -        (27,440)         174,634
Intangible assets, net                      -              -           -               -        384,716          384,716
Other assets                           65,527        132,038           -               -        (41,743)         155,822
Unallocated Purchase price                  -              -           -       3,239,071     (3,239,071)               -
                               --------------  -------------- ------------   ------------- --------------    --------------
Total assets                     $  6,100,136   $  3,082,366     $74,426     $ 2,352,675   $   (649,588)     $10,960,015
                               ==============  ============== ============   ============= ==============    ==============

LIABILITIES AND SHAREHOLDERS'
   EQUITY

Lines of credit                  $          -   $    626,700           -     $  (626,700)  $          -      $         -
Notes payable                         105,053      1,355,320           -         (67,000)        15,315        1,406,688
Debt to joint venture partner          35,784             --           -               -              -           35,784
Accrued and other liabilities         171,773        153,874           -               -           (360)         325,287
                               --------------  -------------- ------------   ------------- --------------    --------------
            Total liabilities         312,610      2,135,894           -        (693,700)        14,955        1,769,759
Minority interest--preferred          325,000              -           -               -              -          325,000
Minority interest--other               33,223        145,679           -               -              -          178,902
Shareholders' equity:
      Preferred stock               3,120,900        131,183           -        (136,250)         5,067        3,120,900
      Common stock                     12,821             47         175           3,890            (47)          16,886
      Equity stock                         --              -           -               -              -                -
      Paid in capital               2,415,673      1,156,916      74,251       3,178,735     (1,156,916)       5,668,659
      Cumulative net income         3,432,344              -           -               -                        3,432,344
      Accumulated deficit                   -       (501,327)          -               -        501,327                 -
      Accumulated other
         comprehensive income               -         13,974           -               -        (13,974)                -
      Cumulative
         distributions paid        (3,552,435)             -           -               -              -        (3,552,435)
                               --------------  -------------- ------------   ------------- --------------    --------------
            Total shareholders'
               equity               5,429,303        800,793       74,426      3,046,375       (664,543)        8,686,354
                               ==============  ============== ============   ============= ==============    ==============
Total liabilities and
   shareholders' equity          $  6,100,136   $  3,082,366       74,426    $  2,352,675   $   (649,588)    $ 10,960,015
                               ==============  ============== ============   ============= ==============    ==============
Book value per common share
   (Note 5)                      $      16.33   $      14.01                                                 $      31.69
                               ==============  ==============                                                ==============
Common shares outstanding
   (Note 5)                           128,211         47,435                                                      168,855
                               ==============  ==============                                                ==============

    See Accompanying Notes to Pro Forma Condensed Consolidated Balance Sheet.

                              PUBLIC STORAGE, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 2006
                                   (Unaudited)

1.  STOCK OPTIONS EXERCISES

     At June 30, 2006, Shurgard had approximately 2,439,196 stock options outstanding. All outstanding Shurgard stock options were immediately vested as of the close of the merger, and holders received 0.82 options exercisable for shares of Public Storage common stock for each Shurgard option owned, representing approximately 2,000,141 Public Storage stock options. Following the merger, terminated employees exercised approximately 1,747,000 of these stock options, and Public Storage received aggregate proceeds upon exercise of $74,426,000. Accordingly, the following pro forma adjustments have been recorded to reflect these option exercises:


                                                                                      Amounts in
                                                                                      thousands
                                                                                     ------------
Cash and cash equivalents has been increased to reflect the net proceeds                $74,426
                                                                                     ============
Common stock has been increased to reflect the par value of the 1,747,000 common
   shares that were issued                                                              $   175
                                                                                     ============
Paid in capital has been increased to reflect the remaining net proceeds in
   excess of par value                                                                  $74,251
                                                                                     ============

2. PRO FORMA MERGER ADJUSTMENTS:

     The merger was accounted for using the purchase method of accounting. The total purchase price has been allocated on a preliminary basis, subject to further evaluation, to the acquired assets and liabilities based upon their respective estimated fair values. Pursuant to the merger, Shurgard was merged into a subsidiary of Public Storage, and Public Storage issued to Shurgard shareholders 0.82 of a share of Public Storage common stock in exchange for each Shurgard common share that they owned. In connection with the merger, all outstanding Shurgard stock options were immediately vested as of the close of the merger. Holders of Shurgard's stock options each received options exercisable for shares of Public Storage common stock on a basis of 0.82 of a Public Storage option for each Shurgard option owned.

     In connection with the merger, Shurgard's line of credit was repaid and all of its preferred stock was redeemed at liquidation value plus any accrued and unpaid distributions. In addition, Public Storage repaid certain outstanding notes payable of Shurgard totaling $67.0 million as of June 30, 2006. Public Storage funded these activities with cash on-hand.

     The purchase price of the net assets was equal to the fair value of the Public Storage common stock issued combined with the direct costs associated with the merger. In determining the fair value of the Public Storage common stock issued in the merger a share price of $79.97, less estimated cost of issuing such shares, has been used in these pro forma financial statements. The $79.97 per common share was based on the average closing price of a share of Public Storage common stock on the New York Stock Exchange for the period between the five business days before and the five business days after the announcement of the merger (March 7, 2006) where closing prices varied between a high of $82.98 and a low of $77.17 per common share.

     Direct costs related to the merger paid at the merger date or shortly thereafter were approximately $56.4 million: consisting of (i) financial advisory, legal, accounting, and other miscellaneous expenses totaling approximately $37.4 million, and (ii) severance payments to Shurgard management based on contractual change of control provisions of approximately $19.0 million; such severance payments relate specifically to management who were terminated on or immediately following the consummation of the merger.

                              PUBLIC STORAGE, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 2006
                                   (Unaudited)

     The following reflects the preliminary determination of purchase price, and the allocation of the purchase price to the net assets acquired.


                                                                                     Amounts in
                                                                                  thousands, except
                                                                                   share price and
                                                                                   conversion ratio
                                                                                  -----------------
PURCHASE PRICE:
   Outstanding Shurgard common shares at June 30, 2006                                   47,435
   Conversion ratio into Public Storage common stock                                       0.82
                                                                                  -----------------
   Pro forma Public Storage common shares issued                                         38,897
   Fair value of Public Storage common stock                                       $      79.97
                                                                                  -----------------
   Aggregate fair value of Public Storage common stock                             $  3,110,593
   Less estimated issuance costs                                                           (736)
                                                                                  -----------------
   Adjusted aggregate fair value of Public Storage common stock issued             $  3,109,857
   Estimated intrinsic value (which approximates fair value) of Shurgard
      outstanding stock options at June 30, 2006                                         72,768
   Estimated direct costs of the merger                                                  56,446
                                                                                   -----------------
         Total Purchase Price                                                      $  3,239,071
                                                                                   =================

PRELIMINARY ALLOCATION OF PURCHASE PRICE:

   Cash and cash equivalents                                                       $     40,938
   Operating real estate facilities                                                   5,071,375
   Construction in process                                                               77,396
   Properties held for sale                                                               3,893
   Restricted cash                                                                        3,236
   Intangible assets                                                                    384,716
   Other assets                                                                          90,295
   Accrued and other liabilities                                                       (153,514)
   Lines of credit                                                                     (626,700)
   Notes payable                                                                     (1,370,635)
   Minority interest                                                                   (145,679)
   Preferred stock                                                                     (136,250)
                                                                                   -----------------
         Total allocated Purchase Price to net assets acquired                     $  3,239,071
                                                                                   =================

                                       4

                              PUBLIC STORAGE, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 2006
                                   (Unaudited)

3. PRO FORMA PURCHASE PRICE ADJUSTMENTS:

     The following pro forma adjustments have been made to reflect the above Purchase Price of the merger as of June 30, 2006: (Amounts in thousands)


Cash and cash equivalents have been reduced to reflect:
      o     Repayment of outstanding borrowings under Shurgard's line of credit
            as of June 30, 2006                                                        $  (626,700)
      o     Repay notes payable as of June 30, 2006                                        (67,000)
      o     Redemption of Shurgard's preferred stock as of June 30, 2006                  (136,250)
      o     Estimated direct costs and expenses of the merger                              (56,446)
                                                                                     --------------
                                                                                       $  (886,396)
                                                                                     ==============

Line of credit has been decreased to reflect the repayment of outstanding
   borrowings under Shurgard's line of credit as of June 30, 2006                      $  (626,700)
                                                                                     ==============
Notes payable has been decreased to reflect the repayment of outstanding
   borrowings of Shurgard as of June 30, 2006                                          $   (67,000)
                                                                                     ==============
Preferred stock has been decreased to reflect the redemption of Shurgard's
   outstanding preferred stock at liquidation value                                    $  (136,250)
                                                                                     ==============
Common stock has been increased to reflect the issuance of 38.9 million shares
   of Public Storage common stock with a par value of $0.10 per share                  $     3,890
                                                                                     ==============
Paid-in capital has been increased to reflect:

      o     the issuance of common stock at fair value in excess of par value          $ 3,105,967
      o     the intrinsic value (which approximates fair value) of the Shurgard
            stock options                                                                   72,768
                                                                                     --------------
                                                                                       $ 3,178,735
                                                                                     ==============


                              PUBLIC STORAGE, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 2006
                                   (Unaudited)

4. PRO FORMA VALUATION ADJUSTMENTS:

     The following pro forma adjustments have been made to reflect the preliminary allocation of the Purchase Price to the net assets acquired as of June 30, 2006:

                                                                                                   (Amounts in
                                                                                                    thousands)
Operating real estate facilities has been increased to reflect the fair value of                 --------------
   the real estate facilities acquired in the merger (purchase price allocation of $5,071,375,000 less Shurgard's historical net book value of
   $2,797,425,000)                                                                                 $ 2,273,950
                                                                                                 ==============
Goodwill has been reduced to eliminate Shurgard's historical balance                               $   (27,440)
                                                                                                 ==============
Intangible assets has been increased to reflect the estimated value of
   Shurgard's existing customer base                                                               $   384,716
                                                                                                 ==============
Other assets has been reduced to reflect no allocation of the Purchase price associated with Shurgard's historical unamortized financing costs and other
   miscellaneous assets                                                                            $   (41,743)
                                                                                                 ==============
Notes payable has been increased to adjust Shurgard's historical balances to
   estimated fair value                                                                            $    15,315
                                                                                                 ==============
Accrued and other liabilities has been reduced to eliminate accrued expenses incurred by Shurgard with respect to the exploration of strategic
   alternatives                                                                                    $      (360)
                                                                                                 ==============
Preferred stock has been increased to reflect Shurgard's historical carrying
   amounts at liquidation value                                                                    $     5,067
                                                                                                 ==============
Shurgard's historical equity has been eliminated as follows:
      Common stock                                                                                 $       (47)
                                                                                                 ==============
      Paid-in-capital                                                                              $(1,156,916)
                                                                                                 ==============
      Accumulated deficit                                                                          $   501,327
                                                                                                 ==============
      Accumulated other comprehensive income                                                       $  (13,974)
                                                                                                 ==============


5. BOOK VALUE PER SHARE OF COMMON STOCK

     Book value per common share has been determined by dividing total shareholders' equity less the liquidation value of the Preferred Stock and the Equity Stock, Series A by the outstanding common shares. The following summarizes the pro forma common shares outstanding:


Public Storage's historical common shares outstanding at June 30, 2006                                128,211
Public Storage common shares issued in connection with stock option exercises
      (see Note 1 above)                                                                                1,747
Pro forma Public Storage common shares issued to shareholders of Shurgard
      (see Note 2 above)                                                                               38,897
                                                                                                 -------------
Pro forma Public Storage common shares outstanding                                                    168,855
                                                                                                 =============


                              PUBLIC STORAGE, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For The Year Ended December 31, 2005
                                   (Unaudited)
                  (Amounts in thousands, except per share data)

                                                               Pro forma
                                                              adjustments -
                                                               issuance of
                                                             preferred stock                    Pro forma
                                                 Shurgard    and exercise of    Pro forma         Merger
                               Public Storage     Storage     stock options  Reclassifications  Adjustments   Public Storage,
                                    Inc.       Centers, Inc.     (Note 1)        (Note 2)        (Note 3)         Inc.
                              --------------- -------------- --------------- ----------------- ------------  ----------------
                                Historical      Historical                                                      Pro Forma
Revenues:
Rental income:
      Self-storage facilities  $    952,284    $       --      $         --    $     453,964    $       --     $  1,406,248
      Commercial and
         containerized
         storage                     28,057            --                --               --            --           28,057
Storage centers operations               --       478,970                --         (478,970)           --              --
Ancillary operations                 64,173            --                --           27,336            --           91,509
Interest and other income            16,447         4,922                --            1,416        (9,512)          13,273
                              --------------- -------------- --------------- ----------------- ------------  ----------------
                                  1,060,961       483,892                --            3,746        (9,512)       1,539,087
                              --------------- -------------- --------------- ----------------- ------------  ----------------
Expenses:
Cost of operations:
      Self-storage facilities       320,919            --                --          223,343            --          544,262
      Commercial and
         containerized
         storage                     17,334            --                --               --            --           17,334
      Ancillary operations           40,378            --                --            9,663            --           50,041
Operating                                --       233,006                --         (233,006)           --              --
Real estate development                  --        10,042                --               --            --           10,042
Depreciation and amortization       196,397        95,722                --               --       330,218          622,337
Impairment and abandoned
   project expense                       --         3,354                --               --            --            3,354
General and administrative           21,115        35,318                --               --       (22,742)          33,691
Interest expense                      8,216            --                --          105,584       (39,057)          74,743
                              --------------- -------------- --------------- ----------------- ------------  ----------------
                                    604,359       377,442                --          105,584       268,419        1,355,804
                              --------------- -------------- --------------- ----------------- ------------  ----------------
Other Income (Expense):
Costs related to takeover
   proposal and exploration
   of strategic alternatives             --       (13,775)               --               --            --          (13,775)
Interest expense                         --      (105,584)               --          105,584            --              --
Loss on derivatives, net                 --        (2,122)               --               --            --           (2,122)
Foreign exchange loss                    --        (9,665)               --               --            --           (9,665)
Interest income and other                --         3,746                --           (3,746)           --              --
                              --------------- -------------- --------------- ----------------- ------------  ----------------
      Other expense, net                 --      (127,400)               --          101,838            --          (25,562)
                              --------------- -------------- --------------- ----------------- ------------  ----------------
Income (loss) from
   continuing operations
   before the following items       456,602       (20,950)               --               --      (277,931)         157,721
Equity in earnings of real
   estate entities                   24,883            60                --               --            --           24,943
Casualty loss                        (1,917)           --                --               --            --           (1,917)
Gain on disposition of real
   estate and real estate
   investments                        3,099            --                --               --            --            3,099
Minority interest in income
   (loss)                           (32,651)       20,936            (7,250)              --            --          (18,965)
Income tax expense                       --          (636)               --               --            --             (636)
                              --------------- -------------- --------------- ----------------- ------------  ----------------
Income (loss) from
   continuing operations       $    450,016    $     (590)    $      (7,250)   $          --    $ (277,931)    $    164,245
                              =============== ============== =============== ================= ============  ================
Earnings (loss) per common
   share from continuing
   operations (Note 4):
      Basic                    $       1.94    $    (0.27)                                                     $      (0.45)
      Diluted                  $       1.93    $    (0.27)                                                     $      (0.45)
Weighted average shares
   outstanding (Note 4):
      Basic                         128,159        46,660             1,747                         (8,399)         168,167
      Diluted                       128,819        46,660             1,747                         (9,059)         168,167


                  See Accompanying Notes to Pro Forma Condensed
                       Consolidated Statements of Income.

                              PUBLIC STORAGE, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     For the Six Months Ended June 30, 2006
                                   (Unaudited)
                  (Amounts in thousands, except per share data)


                                                         Pro forma adjustments
                                                         issuance of preferred
                                                              stock and                        Pro forma
                                               Shurgard      exercise of      Pro forma          Merger
                             Public Storage     Storage     stock options  Reclassifications  Adjustments     Public Storage,
                                  Inc.       Centers, Inc.     (Note 1)        (Note 2)        (Note 3)            Inc.
                            --------------- -------------- --------------- ----------------- --------------  ----------------
                               Historical      Historical                                                       Pro Forma

Revenues:
Rental income:
   Self-storage facilities  $     513,910    $       --      $         --    $      248,516   $        --     $    762,426
   Commercial and
       containerized
       storage                     14,135            --                --                --            --           14,135
Storage centers
   operations                          --       261,933                --          (261,933)           --               --
Ancillary operations               33,543            --                --            14,636            --           48,179
Interest and other
   income                          15,122         1,931                --              (350)       (6,764)           9,939
                            --------------- -------------- --------------- ----------------- --------------  ----------------
                                  576,710       263,864                --               869        (6,764)         834,679
                            --------------- -------------- --------------- ----------------- --------------  ----------------
Expenses:
Cost of operations:
   Self-storage
       facilities                 177,160            --                --           117,010            --          294,170
   Commercial and
       containerized
       storage                     10,112            --                --                --            --           10,112
   Ancillary
       operations                  22,312            --                --             5,594            --           27,906
Operating                              --       122,604                --          (122,604)           --               --
Real estate development                --         3,615                --                --            --            3,615
Depreciation and
   amortization                    98,675        52,265                --                --         79,676         230,616
Impairment and
   abandoned project
   expense                             --           800                --                --             --             800
General and
   administrative                  13,754        14,471                --                --         (8,360)         19,865
Interest expense                    3,429            --                --            60,249        (25,946)         37,732
                            --------------- -------------- --------------- ----------------- --------------  ----------------
                                  325,442       193,755                --            60,249         45,370         624,816
                            --------------- -------------- --------------- ----------------- --------------  ----------------
Other Income (Expense):
Costs related to
   proposed merger                     --        (2,828)               --                --             --           (2,828)
Interest expense                       --       (60,249)               --            60,249             --               --
Gain on derivatives, net               --         1,109                --                --             --            1,109
Foreign exchange gain                  --           503                --                --             --              503
Interest income and
   other                               --           869                --              (869)            --               --
                            --------------- -------------- --------------- ----------------- --------------  ----------------
      Other expense, net               --       (60,596)               --            59,380             --           (1,216)
                            --------------- -------------- --------------- ----------------- --------------  ----------------
Income (loss) from
   continuing
   operations before
   the following items            251,268         9,513                --                --        (52,134)         208,647
Equity in earnings of
   real estate entities             6,590            --                --                --             --            6,590
Minority interest in
   (income) loss                  (15,887)        7,886            (2,578)               --             --          (10,579)
Income tax expense                     --           (94)               --                --             --              (94)
                            --------------- -------------- --------------- ----------------- -------------- -----------------
Income (loss) from
   continuing operations    $     241,971    $   17,305      $     (2,578)   $           --   $    (52,134)   $     204,564
                            =============== ============== =============== ================= ============== =================
Earnings per common share from continuing operations (Note 4):

      Basic                 $        1.03    $     0.23                                                       $        0.49
      Diluted               $        1.03    $     0.23                                                       $        0.48

Weighted average shares
   outstanding (Note 4):

      Basic                       128,151        47,089             1,747                           (8,476)         168,511
      Diluted                     129,037        48,232               891                           (8,682)         169,478


                  See Accompanying Notes to Pro Forma Condensed
                       Consolidated Statements of Income.

                              PUBLIC STORAGE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Year Ended December 31, 2005 and Six Months Ended June 30, 2006
                                   (Unaudited)

                                                                   9
1. PRO FORMA ADJUSTMENTS FOR THE ISSUANCE OF PREFERRED SECURITIES AND EXERCISE OF STOCK OPTIONS:

     On May 3, 2006, Public Storage issued shares of its 7.25% Cumulative Preferred Stock, Series I, for gross proceeds of approximately $517.5 million (net proceeds of approximately $501.6 million). In addition, on May 9, 2006, one of Public Storage's consolidated subsidiaries issued partnership units of its 7.25% Cumulative Preferred Units, Series J, for gross proceeds of $100.0 million (net proceeds also $100.0 million). The aggregate net proceeds from these transactions were used to fund the cash requirements of the merger.

     In connection with the merger, all outstanding Shurgard stock options were immediately vested as of the close of the merger, and holders each received options exercisable for shares of Public Storage common stock on a basis of 0.82 of a Public Storage option for each Shurgard option owned, representing approximately 2,000,141 Public Storage stock options. Following the merger, 1,747,000 of these stock options were exercised, and the Company received aggregate proceeds upon exercise of $74,426,000.

     The following pro forma adjustment has been made to reflect the impact of the issuance of the aforementioned issuance of preferred units:

                                                                Year ended       Six months ended
                                                            December 31, 2005      June 30, 2006
                                                           -------------------  ------------------
                                                                     (Amounts in thousands)

"Minority interest in income" has been increased to
   reflect the allocation of income with respect to
   the 7.25% Cumulative Preferred Units, Series J
   assuming such securities were outstanding as of the
   beginning of 2005                                            $  (7,250)        $   (2,578)
                                                           ===================  ==================

     See note 4, "Pro Forma Earnings per Common Share," for the pro forma adjustments to reflect the additional allocation of income associated with the issuance of the 7.25% Cumulative Preferred Stock, Series I and the impact on weighted average shares outstanding of the aforementioned issuance of 1,747,000 Public Storage common shares upon the exercise of stock options.

2. PRO FORMA RECLASSIFICATION ADJUSTMENTS:

     Reclassification   adjustments   have  been  made  to  certain   Shurgard's
historical amounts to conform to Public Storage's presentation as follows:

                                                                          Year ended         Six months ended
                                                                      December 31, 2005       June 30, 2006
                                                                     -------------------  ---------------------
                                                                                (Amounts in thousands)

"Rental income: Self-storage facilities" has been increased to reflect rental income reclassified from "Storage center
   operations"                                                        $         453,964     $          248,516
                                                                     ===================  =====================
"Storage center operations" has been decreased to reflect :
      o     Rental income reclassified to "Rental income:
            Self-storage facilities"                                  $        (453,964)    $         (248,516)
      o     Income from tenant reinsurance activities has been
            reclassified to "Revenues: Ancillary operations"                     (8,105)                (4,694)
      o     Retail sales and truck rental income reclassified to
            "Revenues: Ancillary operations"                                    (16,901)                (8,723)
                                                                     -------------------  ---------------------
                                                                      $        (478,970)    $         (261,933)
                                                                     ===================  =====================

                              PUBLIC STORAGE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Year Ended December 31, 2005 and Six Months Ended June 30, 2006
                                   (Unaudited)

                                                                          Year ended          Six months ended
                                                                      December 31, 2005        June 30, 2006
                                                                     -------------------  ----------------------
                                                                                (Amounts in thousands)

"Revenues: Ancillary operations" has been increased to reflect :
      o     Retail sales and truck rental income included in
            "Storage center operations"                               $          16,901     $            8,723
      o     Income from tenant reinsurance activities included in
            "Revenues: Storage center operations"                                 8,105                  4,694
      o     Income from tenant reinsurance activities included in
            "Interest and other income"                                           2,330                  1,219
                                                                     -------------------  ---------------------
                                                                      $          27,336     $           14,636
                                                                     ===================  =====================

                              PUBLIC STORAGE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Year Ended December 31, 2005 and Six Months Ended June 30, 2006
                                   (Unaudited)

                                                                              Year ended           Six months
                                                                             December 31,        ended June 30,
                                                                                 2005                 2006
                                                                          ------------------ -------------------
                                                                                   (Amounts in thousands)
                                                                          --------------------------------------

"Interest and other income" has been increased (decreased) to reflect:
      o Income from tenant reinsurance activities reclassified to
            "Ancillary operations"                                          $       (2,330)    $        (1,219)
      o Reclassification of Shurgard's interest and other income included the caption "Other Income (Expense)" to "Interest and
            under other income" under the caption "Revenues"                         3,746                 869
                                                                          ------------------ -------------------
                                                                            $        1,416     $          (350)
                                                                          =================  ===================
"Cost of operations: Self-storage facilities" has been increased to
   reflect cost of operations included in "Expenses: Operating"             $      223,343     $       117,010
                                                                          =================  ===================
"Cost of operations: Ancillary operations" has been increased to reflect cost of operations with respect to retail sales, rental trucks, and
   tenant reinsurance included in "Expenses: Operating"                     $        9,663     $         5,594
                                                                          =================  ===================
"Expenses: Operating" has been decreased to reflect :
      o Cost of operations reclassified to "Cost of operations:
            Self-storage facilities"                                        $     (223,343)    $      (117,010)
      o Retail sales, rental trucks, and tenant reinsurance reclassified
            to "Cost of Operations: Ancillary operations"                           (9,663)             (5,594)
                                                                          -----------------  -------------------
                                                                            $     (233,006)    $      (122,604)
                                                                          =================  ===================
"Expenses: Interest expense" has been increased to reflect the reclassification of Shurgard's historical interest expense
   included "Other Income (Expense): Interest expense"                      $      105,584     $        60,249
                                                                          =================  ===================
"Other Income (Expense): Interest expense" has been decreased to reflect the reclassification of Shurgard's historical interest expense to
   "Expenses: Interest expense"                                             $      105,584     $        60,249
                                                                          =================  ===================
"Other Income (Expense): Interest income and other" has been decreased to reflect the reclassification of Shurgard's historical amounts to
   "Revenues: Interest and other income"                                    $       (3,746)    $          (869)
                                                                          =================  ===================

                              PUBLIC STORAGE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Year Ended December 31, 2005 and Six Months Ended June 30, 2006
                                   (Unaudited)

3. PRO FORMA MERGER ADJUSTMENTS:

     In connection with the merger, borrowings under Shurgard's line of credit were repaid ($626.7 million), certain Shurgard borrowings under notes payable were repaid ($67.0 million), Shurgard's outstanding preferred stock was redeemed at liquidation value ($136.3 million), and we incurred merger related costs of approximately $56.4 million. These capital requirements were funded with the aforementioned issuances of our Series I Perpetual Preferred Stock, our Series J Perpetual Preferred Units, and cash on-hand.

     The following pro forma adjustments have been recorded to reflect the impact of the above related merger financing:

                                                                                      Year ended        Six months ended
                                                                                   December 31, 2005     June 30, 2006
                                                                                  -------------------- -------------------
                                                                                           (Amounts in thousands)
Interest expense was reduced to reflect:
      o     Elimination of historical interest expense with respect to
            Shurgard's line of credit which is assumed to have been repaid at
            the beginning of 2005                                                  $       (22,832)    $        (17,572)
      o     Elimination of historical interest expense with respect to certain of Shurgard's notes payable which is assumed to have been repaid at
            the beginning of 2005                                                           (4,064)              (2,127)
      o     Elimination of Shurgard's historical amortization of debt issuance
            costs                                                                           (8,336)              (4,342)
      o     Amortization of the pro forma loan premium resulting from recording
            Shurgard debt at fair value in connection with the purchase price
            allocation                                                                      (3,825)              (1,905)
                                                                                  -------------------- -------------------
                                                                                    $       (39,057)    $        (25,946)
                                                                                  ==================== ===================
 A pro forma adjustment was made to reduce historical interest income earned to reflect the pro forma use of cash on hand to finance the merger rather than
   remaining in interest-bearing accounts                                          $        (9,512)    $         (6,764)
                                                                                  ==================== ===================

                              PUBLIC STORAGE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Year Ended December 31, 2005 and Six Months Ended June 30, 2006
                                   (Unaudited)

                                                                                     Year ended        Six months ended
                                                                                    December 31,            June 30,
                                                                                        2005                 2006
                                                                                 ----------------    -------------------
                                                                                            (Amounts in thousands)

Pro forma adjustments have been made to depreciation and amortization expense to:
      o     Eliminate Shurgard's historical depreciation and amortization
            expense                                                               $    (95,722)        $    (52,265)
      o     Record depreciation expense based on the purchase price allocated to real estate facilities. Depreciation was calculated based on an expected useful life of 25 years assuming approximately 80% of the fair value allocated to Shurgard's real estate facilities was allocated to buildings and 20% allocated to land. This allocation is based on Shurgard's existing portfolio and is subject to change
            based on final evaluations.                                                 162,284               81,142
      o     Record amortization of intangible assets based on the purchase price allocated  to  existing  customer  base in place.  Amortization  was calculated  based  upon the  increased  net  operating  income to be received  assuming the current tenant base is in place,  as compared to the  net  operating  income  that  would  be  achieved  were  the
            facilities   acquired   with  no  tenant   base  in  place.   Future
            amortization will decline  substantially to approximately $77,301 in the second  year  following  the  merger,  $17,728 in the third year
            following the merger,  and an aggregate of $26,031 in ensuing years.        263,656               50,799
                                                                                 ----------------    -------------------
                                                                                  $     330,218        $      79,676
                                                                                 ================    ===================

Pro forma  adjustments  have been recorded to reduce general and  administrative expenses for expenses  that we expect to eliminate as a result of the merger, including  $6,186,000 for the year ended December 31, 2005 and $4,197,000 for the six months ended June 30, 2006 in salaries for those  personnel that were terminated  on or  immediately  following  the  consummation  of the  merger;
   $9,400,000  for the year ended  December 31, 2005 and  $2,125,000 for the six months ended June 30, 2006 in duplicative audit fees and SOX compliance costs that will be no longer  incurred on a go-forward  basis following the merger;
   and  $7,156,000  for the year ended  December 31, 2005 and $2,038,000 for the six  months  ended June 30,  2006 in other  miscellaneous  duplicative  costs associated  with being a public  company such as board of director  costs and
   investor services costs.                                                       $    (22,742)        $     (8,360)
                                                                                 ================    ===================

                              PUBLIC STORAGE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Year Ended December 31, 2005 and Six Months Ended June 30, 2006
                                   (Unaudited)

     Public Storage believes that there will be certain cost efficiencies due to the economies of scale of having a larger number of facilities in certain markets after the merger is consummated. Public Storage expects such cost efficiencies in telephone directory advertising, property insurance, and payroll cost with respect to supervisory personnel. In addition, some of Shurgard's facilities will be subject to property tax reappraisal resulting in increases to property tax expense. Public Storage is evaluating the potential cost savings and increase in property taxes; however, it is not able to quantify the amount of such savings or costs at this time. Accordingly, no adjustments have been made to the pro forma condensed consolidated statement of income to reflect expected cost savings or increases to property taxes.

4. PRO FORMA EARNINGS PER COMMON SHARE:

     For purposes of determining earnings per common share on both basic and diluted basis, income (loss) from continuing operations was allocated to preferred shareholders, Equity Stock, Series A shareholders and common shareholders as follows:

                                                               Pro forma
                                                              Issuance of                      Pro forma
                                Public         Shurgard        Preferred       Pro forma         Merger         Public
                               Storage,     Storage Centers,  Securities    Reclassification   Adustments      Storage,
                                 Inc.            Inc.          (Note 1)         (Note 2)        (Note 3)         Inc.
                             ------------- ----------------- -------------- ---------------- -------------  --------------
                               Historical      Historical                                                      Pro Forma
                                                                 (Amounts in thousands)

FOR THE YEAR ENDED
   DECEMBER 31, 2005:
Allocation of income (loss)
   from continuing operations:
      To preferred
         shareholders and
         other                 $  180,555    $    12,153     $     37,519    $        --     $   (12,153)     $  218,074
      To equity stock, Series
         A shareholders            21,443             --               --             --              --          21,443
      To common shareholders      248,018        (12,743)         (44,769)            --        (265,778)        (75,272)
                             ------------- ----------------- -------------- ---------------- -------------  --------------
Total income from continuing
   operations                  $  450,016    $      (590)    $     (7,250)   $        --     $  (277,931)     $  164,245
                             ============= ================= ============== ================ ============== ==============

FOR THE SIX MONTHS ENDED
   JUNE 30, 2006:
Allocation of income from
   continuing operations:
      To preferred
         shareholders and
         other                 $   98,991    $     6,072     $     12,715   $         --     $    (6,072)     $  111,706
      To equity stock, Series
         A shareholders            10,712             --               --             --              --          10,712
      To common shareholders      132,268         11,233          (15,293)            --         (46,062)         82,146
                             ------------- ----------------- -------------- ---------------- -------------  --------------
Total income from continuing
   operations                  $  241,971    $    17,305     $     (2,578)  $         --     $   (52,134)     $  204,564
                             ============= ================= ============== ================ ============== ==============


     As indicated in Note 1, Public Storage issued approximately $517.5 million of its 7.25% Cumulative Preferred Stock during the quarter ended June 30, 2006. The net proceeds from this issuance were used to finance the cash requirements of the merger. Pro forma merger adjustments totaling $37,519,000 and $12,715,000 have been made in the above table to allocate income from continuing operations to such securities, to the extent they are not reflected in the period's operating results, for the year ended December 31, 2005 and the six months ended June 30, 2006, respectively. In connection with the merger, Shurgard's preferred stock was redeemed. As a result, pro forma merger adjustments were made to eliminate historical income allocated to such securities totaling $12,153,000 and $6,072,000 for the year ended December 31, 2005 and the six months ended June 30, 2006 respectively.

                              PUBLIC STORAGE, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Year Ended December 31, 2005 and Six Months Ended June 30, 2006
                                   (Unaudited)

     Historical weighted average shares outstanding were for each of the periods to reflect the exchange of Shurgard shares for Public Storage shares on the basis of an 0.82 exchange ratio, as well as to reflect the exercise of stock options described in Note 1 above. These adjustments are described as follows:

                                                                             For the Year Ended     For the Six Months
                                                                              December 31, 2005         June 30, 2006
                                                                           ------------------------ -----------------------
                                                                             Basic       Diluted       Basic      Diluted
                                                                           ----------- ------------ ----------- -----------
                                                                                    (Amounts in thousands, except
                                                                                          conversion ratio)

Pro forma adjustments have been made to weighted average shares outstanding due to the exercise of stock options:
     Increase in common shares outstanding for shares exercised               1,747        1,747        1,747      1,747

     Decrease in weighted average stock options outstanding included in the historical reported amounts, because the stock options are assumed to be exercised and no longer outstanding (no adjustment is necessary for diluted shares for the year ended December 31,
       2005 because no weighted average stock options were included in
       Shurgard's weighted average shares)                                       --           --           --       (856)
                                                                           ----------- ------------ ----------- -----------
       Total pro forma adjustment for stock option exercise                   1,747         1,747       1,747        891
                                                                           =========== ============ =========== ===========

Pro forma  adjustments have been made to weighted average shares outstanding to reflect  the  conversion  of Shurgard  shares to
   Public Storage shares, as follows:
    Shurgard historical weighted average shares outstanding.                 46,660        46,660      47,089     48,232
    Conversion ratio                                                           0.82          0.82        0.82       0.82
                                                                           ----------- ------------ ----------- -----------
    Pro forma weighted average shares                                        38,261        38,261      38,613     39,550
    Less historical Shurgard weighted average shares                        (46,660)      (46,660)    (47,089)   (48,232)
    Less adjustment to eliminate outstanding Public Storage stock options and restricted stock from diluted shares, because there is a pro-forma loss allocable to common shareholders for the year ended
       December 31, 2005, and inclusion would be anti-dilutive                   --          (660)         --        --
                                                                           ----------- ------------ ----------- -----------
     Pro forma merger adjustment                                              (8,399)     (9,059)      (8,476)     (8,682)
                                                                           =========== ============ =========== ===========